FORM 8-A/A
Amendment No. 1
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934.
The Clorox Company

(Exact name of registrant as specified in its charter)

Delaware	31-0595760
(Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
1221 Broadway
Oakland, California 94612
(Address of principal executive offices)
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered

Common Stock, $1.00 par value	New York Stock Exchange Pacific Stock Exchange
     Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.           Description of Registrant’s Securities to be Registered.
     This Amendment No. 1 to the registration statement on Form 8-A/A amends the registration statement on Form 8-A that The Clorox Company (the “Company”) filed on April 24, 1987.
Common Stock
     The Company is authorized to issue up to 750,000,000 shares of common stock, $1.00 par value per share (the “Common Stock”). Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of Preferred Stock (as defined below), if any. Holders of Common Stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the Common Stock. As of December 31, 2005, there were approximately 150,109,814 shares of Common Stock outstanding, held by approximately 13,462 holders of record.
     In addition, the Company is authorized to issue 5,000,000 shares of preferred stock, $1.00 par value per share (the “Preferred Stock”), in one or more series as determined by the Board of Directors. No shares of Preferred Stock are currently issued or outstanding. The Board of Directors may, without further action by the stockholders of the Company, issue a series of Preferred Stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock issued by the Company in the future. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

Item 2.           Exhibits.

Exhibit
Number	Exhibit

3.1	Restated Certificate of Incorporation (filed as Exhibit 3(iii) to the Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, incorporated herein by reference).
3.2	Bylaws (restated) of the Company (filed as Exhibit 3(ii) to the Annual Report on Form 10-K for the year ended June 30, 2003, incorporated herein by reference).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

The Clorox Company
By:	/s/ Laura Stein
Laura Stein
Senior Vice President – General Counsel & Secretary

     DATED: February 2, 2006

EXHIBIT INDEX

Exhibit
Number	Exhibit
3.1	Restated Certificate of Incorporation (filed as Exhibit 3(iii) to the Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, incorporated herein by reference).
3.2	Bylaws (restated) of the Company (filed as Exhibit 3(ii) to the Annual Report on Form 10-K for the year ended June 30, 2003, incorporated herein by reference).

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